SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:

Astral Investments Trust

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

20550 Maxim Parkway

Orlando, Florida 32833

TELEPHONE NUMBER:

(321) 654-6449

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

John Robert Jones, Jr.

20550 Maxim Parkway

Orlando, Florida 32833

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

/X/Yes

/  /No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the President of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Atlanta and State of Georgia on this _18th_ day of October, 2006.

ATTEST:	Astral Investment Trust

/s/ Kelly A. Sheehan	/s/ John Robert Jones, Jr.
By: Kelly A. Sheehan, Secretary	By: John Robert Jones, Jr., President